Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Quarter and Year Ended December 31, 2019

FFBW, Inc. 2019 Fourth Quarter Earnings up 136% Over 2018 and up 47% for Fiscal Year ending December 31, 2019

Brookfield, WI, January 28, 2020 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, retail banking and residential lending, today announced unaudited financial results for the three months and year ended December 31, 2019. For the three months and year ended December 31, 2019, net income was $550,000, or $0.08 per diluted share, and $1.6 million, or $0.24 per diluted share, respectively, compared with net income of $233,000, or $0.04 per diluted share, and $1.1 million, or $0.17 per diluted share, for the same respective periods last year.

Edward H. Schaefer, President and CEO, commented, “Our strong results, the best in the bank’s history, reflect our commitment over the last three years to put in place the right policies, procedures and people. Our emphasis on creating a strong credit and compliance culture have helped us build a strong community bank foundation from which to profitably grow”.

Fourth Quarter and Year-to-Date Highlights

•	Fourth quarter earnings improved $317,000, or 136%, from $233,000 for the 2018 quarter and $550,000 for the 2019 quarter, and annual earnings increased $498,000 from $1.1 million to $1.6 million, an improvement of more than 47% during the same periods.

•	The Company’s efficiency ratio continues to decrease from 84.25% for the year ended December 31, 2017, to 76.20% for the year ended December 31, 2019.

•	Allowance for loan loss is now a strong 1.18% of total loans.

•	Nonaccrual loans to total loans are 17 basis points lower than peers at 0.56%.

•	Successful completion of our second step mutual to stock conversion as of January 16, 2020, raising more than $42 million.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $37,000, or 1.3%, to $2.9 million for the fourth quarter of 2019 compared to $2.8 million for the prior year quarter. Total average earning assets were down $559,000, while the yield improved 0.09% when comparing the quarters. Total interest and dividend income increased $622,000, or 5.9%, to $11.2 million for the year ended December 31, 2019 compared to $10.6 million for 2018. Total interest-earning assets decreased $674,000 for the year ended December 31, 2019 versus 2018, while the average yield increased 0.26%.

Total interest expense increased $13,000, or 2.0%, to $658,000 for the quarter ended December 31, 2019 compared to $645,000 for the quarter ended December 31, 2018. Average interest-bearing liabilities decreased $14.6 million, or 7.9%, for the 2019 quarter compared to the 2018 quarter, and the cost of funds increased 15 basis points to 1.55% for the quarter ended December 31, 2019 compared to 1.40% for the quarter ended December 31, 2018. Total interest expense increased $679,000, or 32.2%, to $2.8 million for the year ended December 31, 2019 compared to $2.1 million for the year ended December 31, 2018. Average interest-bearing liabilities decreased $6.7 million, or 3.7%, for 2019 compared to 2018, and the cost of funds increased 43 basis points to 1.58% for the year ended December 31, 2019 compared to 1.15% for year ended December 31, 2018.

Net interest margin was 3.55% and 3.42% for the three and twelve months ended December 31, 2019, compared to 3.48% and 3.44% for the three and twelve months ended December 31, 2018, respectively.

The loan loss provision was $1,000 for the quarter ended December 31, 2019 compared to $98,000 the quarter ended December 31, 2018. The loan loss provision was $201,000 for the year ended December 31, 2019 compared to $513,000 for the year ended December 31, 2018. This decrease was due in part to low net charge-offs for 2019 of $55,000, or 0.03% of average total loans. At December 31, 2019, our allowance for loan loss was $2.3 million, or 1.18%, of total loans. Management believes the allowance is adequate for future probable losses.

Noninterest income increased to $420,000 for the three months ended December 31, 2019 compared to $167,000 for the three months ended December 31, 2018. Gain on sale of loans improved 36% for the three months ended December 31, 2019 compared to the same period in the prior year. In addition, the prior year quarter incurred a loss on the sale of investment securities, which reduced the December 2018 quarter by $224,000.

Compared to 2018, 2019 noninterest income increased $348,000. This was primarily due to the gain on sale of loans increasing $145,000 in 2019 compared to 2018 due to management’s decision to sell more mortgage loans rather than retain in the portfolio to make room for higher yielding commercial loans as well as a loss of $224,000 from the sale of securities recognized in the fourth quarter of 2018. The Company also realized a $19,000 gain from bank-owned life insurance in 2019. These gains were partially offset by a $21,000 reduction in service charges and other fees year-over-year.

Noninterest expense decreased $52,000 to $1.90 million for the three months ended December 31, 2019 compared to $1.95 million for the three months ended December 31, 2018. The Company had decreases in professional fees and other noninterest expenses, partially offset by increases in salaries and employee benefits, occupancy and equipment, and data processing expense. Noninterest expense decreased $79,000 to $7.2 million for the year ended December 31, 2019 compared to $7.3 million for the year ended December 31, 2018. The Company had decreases in foreclosed assets, professional fees and other noninterest expenses, partially offset by increases in salaries and employee benefits, occupancy and equipment, data processing, and technology expense.

Total assets increased $29.5 million to $292.2 million at December 31, 2019 from $262.7 million at December 31, 2018. This increase was primarily due to the increase in cash and cash equivalents of $34.9 million to $39.4 million at December 31, 2019 from $4.5 million at December 31, 2018 as well as the increase in available for sale securities of $4.4 million to $48.2 million at December 31, 2019 from $43.8 million at December 31, 2018.

Nonaccrual loans were $1.1 million, or 0.56% of total loans, at December 31, 2019, compared to $720,000, or 0.36% of total loans, at December 31, 2018. Non-performing assets increased to $1.2 million, or 0.40% of total assets, at December 31, 2019 compared to $789,000, or 0.30% of total assets, at December 31, 2018. As of year-end, all but one of these loans were contractually current.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

December 31, 2019 (Unaudited) and December 31, 2018

(In thousands, except share data)

	December 31,	December 31,
Assets	2019	2018

Cash and cash equivalents	$39,377	$4,488
Available for sale securities, stated at fair value	48,179	43,751
Net loans	189,489	199,373
Premises and equipment, net	4,807	5,057
Foreclosed assets	84	69
Other assets	10,280	9,988

TOTAL ASSETS	$292,216	$262,726

Liabilities and Equity

Deposits and escrow	$217,298	$183,260
Borrowings	11,500	17,750
Other liabilities	1,548	1,354
Total liabilities	230,348	202,364

Total equity	61,870	60,362

TOTAL LIABILITIES AND EQUITY	$292,216	$262,726

FFBW, Inc.

Condensed Statements of Income

Three Months and Year Ended December 31, 2019 and 2018 (Unaudited)

(In thousands, except share data)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018

Interest and dividend income	$2,865	$2,828	$11,231	$10,609

Interest expense	658	645	2,788	2,109

Net interest income	2,207	2,183	8,443	8,500

Provision for loan losses	1	98	201	513

Net interest income after provision for loan losses	2,206	2,085	8,242	7,987

Noninterest income	420	167	1,048	700

Noninterest expense	1,897	1,949	7,232	7,311

Income before income taxes	729	303	2,058	1,376

Provision for income taxes	179	70	502	318

Net income (loss)	$550	$233	$1,556	$1,058

Earnings (loss) per share
Basis	$0.09	$0.04	$0.24	$0.17
Diluted	$0.08	$0.04	$0.24	$0.17